Coopers & Lybrand

         We consent to the incorporation by reference in this Registration Statement of Universal Standard Medical Laboratories, Inc. on Form S-3 of our report dated February 29, 1996, on our audits of the consolidated financial statements and financial statement schedule of Universal Standard Medical Laboratories, Inc. as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994, and 1993. We also consent to the reference to our Firm under the caption "Experts."

/S/ Coopers & Lybrand L.L.P.
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Coopers & Lybrand L.L.P.

Detroit, Michigan
May 9, 1996